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                                 EXHIBIT 11.1

                                DocuCorp, Inc.
                      Computation of Earnings Per Share

                                                        1997             1996           1995
---------------------------------------------       -------------     ----------     ----------
Net income (loss)                                   ($16,101,787)     $2,321,280     $2,002,920
                                                    -------------     ----------     ----------
                                                    -------------     ----------     ----------

Weighted average common shares outstanding             5,041,689       4,948,866      4,594,059

Weighted average common share equivalents:

  Options and other common share equivalents                 -0-(a)    2,135,563      2,884,213
                                                    -------------     ----------     ----------

Weighted average number of common shares and
 common share equivalents outstanding                  5,041,689       7,084,429      7,478,272
                                                    -------------     ----------     ----------
                                                    -------------     ----------     ----------

  Net income (loss) per common share                      ($3.19)          $0.33          $0.27
                                                    -------------     ----------     ----------
                                                    -------------     ----------     ----------

(a) Common stock equivalents are not included in the income (loss) per share calculation in a period in which a net loss is incurred since their inclusion would be antidilutive